Exhibit 99.1

CareTrust REIT, Inc. Announces 2014 Operating Results; Issues 2015 Guidance

Conference Call and Webcast Scheduled for February 12, 2015 at 10:00 am PT

San Clemente, CA – (Globe Newswire – February 11, 2015) – CareTrust REIT, Inc. (NASDAQ:CTRE) today reported operating results for the fourth quarter and the partial year 2014 since its successful June 1, 2014 tax-free spin-off from former parent The Ensign Group, Inc. (NASDAQ: ENSG).

Quarter Highlights Include:

▪	CareTrust deployed approximately $33.3 million in four separate seniors housing transactions in the quarter, and subsequent to quarter-end announced that it had deployed an additional $18.0 million;

▪
The company declared a dividend of $0.125 per common share to shareholders of record as of December 31, 2014, which represented a payout ratio of approximately 50% of Funds Available for Distribution based on third quarter 2014 FFO;

▪	Net income was $0.6 million, or $0.03 per diluted common share for the quarter ended December 31, 2014, and $3.1 million or $0.13 per diluted common share for the seven months ended December 31, 2014;

▪	Normalized Funds from Operations was $6.2 million or $0.25 per diluted common share for the quarter, and $16.1 million or $0.69 per diluted common share for the seven months ended December 31, 2014;

▪
Normalized Funds Available for Distribution was $6.9 million or $0.28 per diluted common share for the quarter, and $17.5 million or $0.75 per diluted common share for the seven months ended December 31, 2014; and

▪
CareTrust completed the earnings and profits purging distribution required in connection with the spin-off in order to facilitate its qualification as a REIT for 2014, issuing a special dividend of $5.88 per share, which was paid in a combination of cash and stock.

$51 Million in New Investments Announced

The company reported over $51 million in capital deployment since its June 1, 2014 spin-off from Ensign. “We are pleased to report that we are on track with our investments, and doing so at attractive risk-adjusted returns,” said Greg Stapley, CareTrust’s Chairman and Chief Executive Officer. “More importantly, in these transactions we have developed some outstanding operator relationships that we believe will continue to bear fruit for years to come,” he added.

Mr. Stapley noted that the operator community has responded positively to CareTrust’s “by operators-for operators” approach to real estate investing, and that more operators have already signed on to work with CareTrust, which has additional prospective acquisitions under contract and in negotiations.

William Wagner, CareTrust’s Chief Financial Officer, reported that the Company’s earnings and profits purging distribution, made in the fourth quarter, had essentially completed the company’s tax-free spin-off from Ensign. He explained that the complex earnings and profits purge was necessary to clear CareTrust’s allocated share of Ensign’s historical earnings and profits, in order for CareTrust to qualify as a real estate investment trust for 2014. The purging distribution amounted to approximately $132 million, or $5.88 per share, $33 million of which was paid in cash and the balance of which was paid in stock. “Putting this last major step of the spin-off behind us allowed us to finally focus 100% of our attention on growing CareTrust,” he said.

Prior to June 1, 2014, CareTrust was a wholly-owned real estate subsidiary of The Ensign Group, Inc. On June 1, 2014, Ensign completed the separation of its healthcare business and its real estate business into two separate and independent publicly traded companies through the distribution of all of the outstanding shares of common stock of CareTrust to Ensign shareholders on a pro rata basis. In the spin-off, Ensign shareholders received one share of CareTrust common stock for each share of Ensign common stock held at the close of business on May 22, 2014, the record date for the spin-off.

Financial Results for the Quarter Ended December 31, 2014

Discussing financial results for the quarter, Mr. Wagner explained that although CareTrust existed as a subsidiary of Ensign prior to the spin-off and reports historical financial results based on that prior status, because CareTrust’s capital structure, revenue stream and management structure changed so markedly at the spin-off, it is essentially a new company. “This makes year-over-year comparisons difficult at best, as our filings will continue to necessarily include historical results based on pre-spin financials that included the old intercompany leases which were replaced on June 1, and other factors that are no longer extant at CareTrust,” he advised.

For the quarter ended December 31, 2014, Mr. Wagner reported that the Company generated Funds from Operations or “FFO” of $6.0 million, and Funds Available for Distribution or “FAD” of $6.7 million.  After adjusting for one-time costs mainly associated with the spin-off and acquisition costs related to new investments that were incurred during the quarter, normalized FFO was $6.2 million or $0.25 per diluted common share, and normalized FAD was $6.9 million or $0.28 per diluted share. Net income was $0.6 million, or $0.03 per diluted common share, and was impacted by $1.2 million of cash compensation accrued in the fourth quarter as a result of management’s achievement of certain incentive targets.

Current Liquidity

Mr. Wagner also reported that, as of December 31, 2014, the Company had approximately $25.3 million in cash on hand, plus borrowing availability of approximately $84.2 million under its undrawn $150 million senior secured revolving credit facility. He noted that $33.0 million in cash was distributed in the quarter in connection with the Company’s earnings and profits purging distribution, and another $33.3 million in connection with four separate transactions.

Dividend Declared

In the quarter, the company declared a regular dividend of $0.125 per common share to shareholders of record as of December 31, 2014. Mr. Wagner noted that the amount of the dividend was dictated in part and primarily by the company’s need, following the purging distribution, to clear remaining taxable net income for 2014 in order for CareTrust to qualify as a real estate investment trust for 2014. The amount of the dividend represented a payout ratio of approximately 50% of Funds Available for Distribution based on third quarter 2014 FFO.

Acquisition Pipeline

In the quarter, CareTrust closed four separate transactions, deploying approximately $33.3 million at a blended average initial cash yield of 9.23%. The investments were all made using cash on hand, and included:

▪
A three-building assisted living sale-leaseback with Cross Healthcare, and Idaho-based seniors housing operator. The $12.0 million deal included 90 assisted living and memory care units, carries an initial cash yield of 8.5% on EBITDAR lease coverage of 1.31x, and produces initial annual lease revenue of $1.0 million. The average age of the buildings is eight years, and occupancy at acquisition was 92%. The Cross agreement also includes rights for CareTrust to acquire three additional Cross assets in the future.

▪
Prelude at Woodbury, an upscale memory care facility in Woodbury, Minnesota, a Minneapolis suburb, for $7.2 million. The transaction was a sale-leaseback with Prelude Homes & Services, LLC, which developed and opened the 30-bed facility in 2011. The Woodbury investment carries an initial cash yield of 8.25% on EBITDAR lease coverage of 1.30x, producing initial annual lease revenue of $0.6 million. CareTrust also secured an option to purchase and lease back Prelude’s next senior housing project, which is currently under development in nearby White Bear Lake, Minnesota.

▪
A $7.5 million preferred equity investment with Signature Senior Living and Milestone Retirement Communities, to develop Signature Senior Living at Arvada, a 134-unit upscale assisted living and memory care community in the Denver metro area which is currently under construction. The investment delivers a 12.0% annual preferred return, and includes an option to purchase the new community at a fixed-formula price upon stabilization, with an initial lease yield of at least 8.0%.

▪
English Meadows at Christiansburg, a 39-unit assisted living facility in Christiansburg, Virginia, for $6.6 million, on a sale-leaseback with Twenty/20 Management, Inc. The English Meadows investment provides an initial cash yield of 8.50% on EBITDAR lease coverage of 1.30x, producing initial annual lease revenue of $0.56 million. Contemporaneously with the English Meadows transaction, CareTrust also entered into an agreement with a Twenty/20 affiliate to purchase and lease back Twenty/20’s recently-acquired English Meadows Elks’ Home, a 169-unit independent and assisted living campus located in Bedford, Virginia, when it is stabilized.

The Company also disclosed that it has, since the end of the quarter, closed on Bethany Rehabilitation Center, a 170-bed skilled nursing facility in Lakewood, Colorado, for $17.95 million. CareTrust entered into a triple-net lease with Eduro Healthcare, LLC, a small but growing and well-

regarded Utah-based skilled nursing and home health operator, which took over operations effective February 1, 2015. The Bethany investment provides an initial cash yield of 9.65% on EBITDAR lease coverage of 1.30x, producing initial annual lease revenue of $1.7 million.

Management noted that CareTrust has deployed approximately $51 million since the spin-off, and reported that at present it has additional acquisition opportunities either under contract or bid out under competitive term sheets that collectively represent over $350 million in potential transactions for 2015. Management affirmed that the Company is actively working with a variety of owners, operators and brokers to source compelling opportunities to extend the CareTrust footprint nationwide.

Existing Portfolio

Management also reported that CareTrust’s portfolio with its principal tenant, The Ensign Group, Inc., which portfolio is comprised of approximately 80% skilled nursing and 20% seniors housing assets, has reported lease coverage through the third quarter of 2014 at 1.91x, on an EBITDAR basis. This represents an improvement from the 1.85x coverage in place at the time of the spin-off.

CareTrust’s growing portfolio includes 103 properties in twelve states, with 8,545 skilled beds, 1,704 assisted living units, and 477 independent living units leased and in operation. Of the 103 properties CareTrust owns, 94 are net-leased to its former parent, Ensign, six are net-leased to other operators and three independent living facilities are operated by CareTrust subsidiaries

2015 Guidance

CareTrust issued guidance for 2015, superseding previously-issued guidance which had covered the 12-month period following the June 1 spin-off from Ensign. The 2015 guidance includes projected revenues of approximately $63.3 million exclusive of tenant reimbursements, approximately $24.0 million in interest expense, and $6.2 to $6.9 million in general and administrative expense. The Company also projected 2015 normalized FFO, normalized FAD and net income of $0.96 to $0.98, $1.06 to $1.08, and $0.26 to $0.28 per diluted common share, respectively. This guidance assumes diluted weighted average common shares outstanding of approximately 31.57 million and no additional acquisitions or dispositions, and reflects the effects of non-cash incentive compensation only to the extent issued to date.

Mr. Wagner noted that the Company plans to update guidance quarterly, primarily to account for completed acquisitions from quarter to quarter.

Conference Call

A live webcast will be held on Thursday, February 12, 2015, at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time), during which CareTrust’s management will discuss the Company’s fourth quarter and partial year 2014 results. To listen to the webcast, or to view any financial or other statistical information required by SEC Regulation G, please visit the Investors section of the CareTrust website at http://investor.caretrustreit.com/. The webcast will be recorded, and will be available for replay via the website until 5:00 p.m. Pacific Time on Friday, March 13, 2015.

About CareTrustTM

CareTrust REIT, Inc. is a publicly-traded real estate investment company that is engaged in the ownership, acquisition and leasing of seniors housing and healthcare-related properties. CareTrust is organized and conducts its operations so as to qualify as a REIT for U.S. federal income tax purposes. With 100 net-leased healthcare properties and three operated seniors housing properties in ten states, CareTrust is pursuing opportunities nationwide to acquire additional properties that will be leased to a diverse group of local, regional and national seniors housing operators, healthcare services providers, and other healthcare-related businesses. More information about CareTrust is available at http://www.caretrustreit.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains, and the related conference call and webcast will include, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements regarding  future financing plans, business strategies, growth prospects and operating and financial performance; expectations regarding the making of distributions and the payment of dividends; and compliance with and changes in governmental regulations.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on Management’s current expectations and beliefs, and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although Management believes that the assumptions underlying the forward-looking statements are reasonable, they are not guarantees and the Company can give no assurance that their expectations will be attained. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause actual results to differ materially from expectations include, but are not limited to:  (i) the ability to achieve some or all of the expected benefits from the completed spin-off and to successfully conduct the Company’s business following the spin-off;  (ii) the ability and willingness of Ensign to meet and/or perform its obligations under the contractual arrangements that it entered into with the Company in connection with the spin-off, including the Master Leases, and any of its obligations to indemnify, defend and hold the Company harmless from and against various claims, litigation and liabilities; (iii) the ability and willingness of the Company’s tenants to (a) comply with laws, rules and regulations in the operation of the properties the Company leases to them, and (b) renew their leases with the Company upon expiration, or in the alternative, (c) the Company’s ability to reposition and re-let the Company’s properties on the same or better terms in the event of nonrenewal or replacement of an existing tenant and any obligations, including indemnification obligations, that the Company may incur in replacing an existing tenant; (iv) the availability of, and the ability to identify and acquire, suitable acquisition opportunities and lease the same to reliable tenants on accretive terms; (v) the ability to generate sufficient cash flows to service the Company’s outstanding indebtedness; (vi) access to debt and equity capital markets; (vii) fluctuating interest rates; (viii) the ability to retain and properly incentivize key management personnel; (ix) the ability to qualify or maintain the Company’s status as a real estate investment trust (“REIT”); (x) changes in the U.S. tax laws and other state, federal or local laws, whether or not specific to REITs; (xi) other risks inherent in the real estate business, including potential liability relating to environmental matters and illiquidity of real estate investments; and (xii) any additional factors included in this report and any included in the section entitled “Risk Factors” in Item 1A of Part II of the Company’s most recently filed Form 10-Q.

Forward-looking statements speak only as of the date made, whether in this press release or the related conference call and webcast. Except in the normal course of the Company’s public disclosure obligations, the Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any statement is based.

Contact Information

CareTrust REIT, Inc. (949) 542-3132, ir@caretrustreit.com

SOURCE: CareTrust REIT, Inc.

CARETRUST REIT, INC.
CONSOLIDATED AND COMBINED BALANCE SHEETS
(in thousands)

	December 31,	December 31,
	2014	2013

Assets
Real estate investments, net	$436,215	$425,003
Other real estate investments	7,532	-
Cash and cash equivalents	25,320	895
Accounts receivable	2,291	20
Prepaid expenses and other assets	809	888
Deferred tax assets	-	859
Deferred financing costs, net	10,405	2,801
Total assets	$482,572	$430,466

Liabilities and Equity
Senior unsecured notes payable	$260,000	$-
Senior secured revolving credit facility	-	78,701
Mortgage notes payable	98,205	114,982
Senior secured term loan	-	65,624
Interest rate swap	-	1,828
Accounts payable and accrued liabilities	10,905	5,783
Deferred tax liabilities	-	859
Total liabilities	369,110	267,777

Equity:
Common stock	313	-
Additional paid-in capital	246,041	-
Cumulative distributions in excess of earnings	(132,892)	-
Invested equity	-	164,517
Accumulated other comprehensive loss	-	(1,828)
Total equity	113,462	162,689
Total liabilities and equity	$482,572	$430,466

CARETRUST REIT, INC.
CONSOLIDATED AND COMBINED STATEMENTS OF INCOME (LOSS)
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(unaudited)
Revenues:
Rental income	$14,139	$10,793	$51,367	$41,242
Tenant reimbursement	1,230	1,470	4,956	5,168
Independent living facilities	663	587	2,519	2,386
Interest and other income	45	-	55	-
Total revenues	16,077	12,850	58,897	48,796
Expenses:
Depreciation and amortization	5,369	6,058	23,000	23,418
Interest expense	5,900	3,313	21,622	12,647
Loss on extinguishment of debt	-	-	4,067	-
Property taxes	1,230	1,470	4,956	5,168
Acquisition costs	47	-	47	255
Independent living facilities	559	692	2,243	2,138
General and administrative	2,342	2,529	11,105	5,442
Total expenses	15,447	14,062	67,040	49,068
Income (loss) before provision for income taxes	630	(1,212)	(8,143)	(272)
(Benefit) provision for income taxes	-	(24)	-	123
Net income (loss)	$630	$(1,188)	$(8,143)	$(395)

Earnings (loss) per common share:
Basic	$0.03	$(0.05)	$(0.36)	$(0.02)
Diluted	$0.03	$(0.05)	$(0.36)	$(0.02)

Weighted average shares outstanding:
Basic	24,419	22,228	22,788	22,228
Diluted	24,586	22,228	22,788	22,228

CARETRUST REIT, INC.
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2014	2013

Cash flows from operating activities:
Net (loss) income	$(8,143)	$(395)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	23,000	23,418
Amortization of deferred financing costs and debt discount	1,603	821
Amortization of stock-based compensation	154	-
Non-cash interest income adjustments	(32)	-
Loss on extinguishment of debt	1,998	-
Loss on settlement of interest rate swap	1,661	-
Loss on disposition of equipment, furniture and fixtures	-	206
Change in operating assets and liabilities:
Accounts receivable	4	5
Accounts receivable due from related party	(2,275)	-
Prepaid expenses and other assets	445	266
Interest rate swap	(1,661)	-
Accounts payable and accrued liabilities	5,152	2,311
Net cash provided by operating activities	21,906	26,632
Cash flows from investing activities:
Acquisition of real estate	(25,742)	(35,656)
Improvements to real estate	(579)	-
Purchases of equipment, furniture and fixtures	(19,275)	(19,931)
Preferred equity investment	(7,500)	-
Escrow deposit for acquisition of real estate	(500)	-
Cash proceeds from the sale of equipment, furniture and fixtures	-	854
Net cash used in investing activities	(53,596)	(54,733)
Cash flows from financing activities:
Proceeds from the issuance of senior unsecured notes payable	260,000	-
Borrowings under senior secured revolving credit facility	10,000	58,700
Proceeds from the issuance of mortgage notes payable	50,676	-
Repayments of borrowings under senior secured revolving credit facility	(88,701)	-
Payments on the mortgage notes payable	(68,155)	(3,457)
Payments on the senior secured term loan	(65,624)	(3,750)
Payments of deferred financing costs	(13,436)	(730)
Net capital contribution from (distribution to) Ensign	4,356	(22,502)
Dividends paid on common stock	(33,001)	-
Net cash provided by financing activities	56,115	28,261
Net increase in cash and cash equivalents	24,425	160
Cash and cash equivalents beginning of period	895	735
Cash and cash equivalents end of period	$25,320	$895

CARETRUST REIT, INC.
DEBT SUMMARY
(dollars in thousands)
(unaudited)

Debt	Collateral	Interest Rate/ Spread	Maturity Date	December 31, 2014 Balance

Fixed Rate Debt

Senior unsecured notes payable	Unsecured	5.875%	2021	$260,000

GECC mortgage notes payable (1)	10 properties	7.252%	2017	47,563

Mortgage note payable	1 property	6.000%	2019	558
				308,121

Floating Rate Debt

GECC mortgage notes payable (1)	10 properties	L+ 3.35%	2017	50,084

Senior secured revolving credit facility (2)	11 properties	L + 2%-2.5%	2018	-
				50,084

Total Debt				$358,205

Debt Statistics
% Fixed Rate Debt				86.0%
% Floating Rate Debt				14.0%
Total				100.0%

Weighted Average Interest Rates:
Fixed	6.1%
Floating	3.9%
Blended	5.8%

(1) The fixed rate portion of the GECC mortgage notes payable converts to the floating rate in June 2016.  The floating rate portion is subject to a Libor floor of 0.50%.  The note has two, 12 month extension options.

(2) Borrowings available under the senior secured revolving credit facility totaled $84.2 million at December 31, 2014. Funds can also be borrowed at the Base Rate (as defined) plus 1.0% to 1.5%.

CARETRUST REIT, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	One Month	Quarter	Quarter	Seven Months
	Ended	Ended	Ended	Ended
	June 30, 2014	September 30, 2014	December 31, 2014	December 31, 2014
Revenues:
Rental income	$4,667	$14,000	$14,139	$32,806
Tenant reimbursement	396	1,228	1,230	2,854
Independent living facilities	211	646	663	1,520
Interest and other income	-	10	45	55
Total revenues	5,274	15,884	16,077	37,235
Expenses:
Depreciation and amortization	1,794	5,362	5,369	12,525
Interest expense	1,967	5,943	5,900	13,810
Property taxes	396	1,228	1,230	2,854
Acquisition costs	-	-	47	47
Independent living facilities	161	586	559	1,306
General and administrative	500	798	2,342	3,640
Total expenses	4,818	13,917	15,447	34,182
Net income	$456	$1,967	$630	$3,053

Diluted earnings per share	$0.02	$0.09	$0.03	$0.13

Diluted weighted average shares outstanding	22,436	22,436	24,586	23,357

CARETRUST REIT, INC.
RECONCILIATIONS OF NET INCOME TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

	One Month Ended June 30, 2014	Quarter Ended September 30, 2014	Quarter Ended December 31, 2014	Seven Months Ended December 31, 2014

Net income	$456	$1,967	$630	$3,053
Real estate related depreciation and amortization	1,794	5,362	5,365	12,521
Interest expense	1,967	5,943	5,900	13,810
Amortization of stock-based compensation	-	-	154	154
EBITDA	4,217	13,272	12,049	29,538
Costs associated with the Spin-Off	254	30	168	452
Adjusted EBITDA	$4,471	$13,302	$12,217	$29,990

Net income	$456	$1,967	$630	$3,053
Real estate related depreciation and amortization	1,794	5,362	5,365	12,521
Funds from Operations (FFO)	2,250	7,329	5,995	15,574
Acquisition costs	-	-	47	47
Costs associated with the Spin-Off	254	30	168	452
Normalized FFO	$2,504	$7,359	$6,210	$16,073

Net income	$456	$1,967	$630	$3,053
Real estate related depreciation and amortization	1,794	5,362	5,365	12,521
Amortization of deferred financing costs	175	533	553	1,261
Amortization of stock-based compensation	-	-	154	154
Funds Available for Distribution (FAD)	2,425	7,862	6,702	16,989
Acquisition costs	-	-	47	47
Costs associated with the Spin-Off	254	30	168	452
Normalized FAD	$2,679	$7,892	$6,917	$17,488

FFO per share	$0.10	$0.33	$0.24	$0.67
Normalized FFO per share	$0.11	$0.33	$0.25	$0.69

FAD per share	$0.11	$0.35	$0.27	$0.73
Normalized FAD per share	$0.12	$0.35	$0.28	$0.75

Diluted weighted average shares outstanding	22,436	22,436	24,586	23,357

Discussion of Non-GAAP Financial Measures

EBITDA represents net income before interest expense, amortization of deferred financing costs and stock-based compensation, and depreciation and amortization. Adjusted EBITDA represents EBITDA as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of core operating performance, such as costs associated with the spin-off, impairments, and gains or losses on the sale of real estate.  EBITDA and Adjusted EBITDA do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. EBITDA and Adjusted EBITDA do not purport to be indicative of cash available to fund future cash requirements, including the Company’s ability to fund capital expenditures or make payments on its indebtedness. Further, the Company’s computation of EBITDA and Adjusted EBITDA may not be comparable to EBITDA and Adjusted EBITDA reported by other REITs.

Funds from Operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), and Funds Available for Distribution (“FAD”) are important non-GAAP supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time.  However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP.

FFO is defined by NAREIT as net income computed in accordance with GAAP, excluding gains or losses from real estate dispositions, real estate depreciation and amortization and impairment charges, and adjustments for unconsolidated partnerships and joint ventures. The Company computes FFO in accordance with NAREIT’s definition.

FAD is defined as FFO excluding non-cash expenses, such as stock-based compensation expense, amortization of deferred financing costs and the effects of straight-line rent. FAD is useful in analyzing the portion of cash flow that is available for distribution to shareholders. Investors, analysts and the Company utilize FAD as an indicator of common dividend potential. The FAD payout ratio, which represents annual distributions to common shareholders expressed as a percentage of FAD, facilitates the comparison of dividend coverage between REITs.

In addition, the Company reports normalized FFO and normalized FAD, which adjusts FFO and FAD for certain revenue and expense items that the Company does not believe are indicative of its ongoing operating results, such as costs associated with the spin-off, impairments, gains or losses on the sale of real estate and other non-recurring expenses and unanticipated charges. By excluding these items, investors, analysts and our management can compare normalized FFO and normalized FAD between periods more consistently.

While FFO, normalized FFO, FAD and normalized FAD are relevant and widely-used measures of operating performance among REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO, normalized FFO, FAD and normalized FAD do not purport to be indicative of cash available to fund future cash requirements.  Further, the Company’s computation of FFO, normalized FFO, FAD and normalized FAD may not be comparable to FFO, normalized FFO, FAD and normalized FAD reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define FAD differently than the Company does.

The Company believes that the use of EBITDA, Adjusted EBITDA, FFO, normalized FFO, FAD and normalized FAD, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and makes comparisons of operating results among such companies more meaningful. The Company considers EBITDA and Adjusted EBITDA useful in understanding of the Company’s operating results independent of its capital structure and indebtedness, thereby allowing for a more meaningful comparison of operating performance between periods and against other REITs.  Additionally, as a liquidity measure, the Company believes that EBITDA can help investors analyze the company’s ability to meet its interest payments on outstanding debt. The Company considers FFO, normalized FFO, FAD and normalized FAD to be useful measures for reviewing comparative operating and financial performance because, by excluding gains or losses from real estate dispositions, impairment charges and real estate depreciation and amortization, and, for FAD and normalized FAD, by excluding non-cash expenses such as stock-based compensation expense and amortization of deferred financing costs, FFO, normalized FFO, FAD and normalized FAD can help investors compare the Company’s operating performance between periods and to other REITs.